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Exhibit 10.11A

8805. LICI.001
UAB Research Foundation

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) dated as of March 7, 2003 (the “Effective Date”), is entered into between The UAB Research Foundation, an Alabama not for profit organization (“UABRF”), having a place of business at 1120G Administration Building, 704 20th Street, Birmingham, Alabama 35294, and Fluidigm Corporation, a California corporation (“Fluidigm”), having a place of business at 7100 Shoreline Court, South San Francisco, California 94080.

WHEREAS, UABRF owns or has rights in certain technology regarding nanovolume crystallization arrays.

WHEREAS, UABRF and Oculus Pharmaceuticals, Inc. (“Oculus”) have entered into that certain License Agreement dated as of September 21, 2001 (“Oculus Agreement”) pursuant to which UABRF has granted to Oculus an exclusive license to the Oculus Agreement Technology (as defined below), on the terms and conditions of the Oculus Agreement.

WHEREAS, UABRF and Oculus have terminated the Oculus Agreement effective as of January 30, 2003.

WHEREAS, UABRF has licensed to Diversified Scientific, Inc. (“DSI”) rights in certain other technology, which certain technology is identified in the attached Exhibit A (“UABRF/DSI Technology”).

WHEREAS, DSI is performing certain research pursuant to one or more grants, existing as of December 19, 2002, between UAB (as defined below) and DSI under Defense Small Business Innovation Research Program.

WHEREAS, Fluidigm desires to obtain an exclusive worldwide license under the Licensed IP Rights (as defined below), on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties agree as follows:

1. DEFINITIONS

1.1 “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least forty percent (40%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2 “Confidential Information” shall mean, with respect to a party, all information of any kind whatsoever, and all tangible and intangible embodiments thereof of any

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kind whatsoever, which is disclosed by such party to the other party and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party. Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or (e) to have been independently developed by employees or agents of the other party without access to or use of such information disclosed by the disclosing party to the other party.

1.3 “Fluidigm Series C Preferred Stock” shall have the meaning set forth in Section 1.9 of the Master Closing Agreement.

1.4 “Licensed IP Rights” shall mean, collectively, the Licensed Patent Rights and the Licensed Know-How Rights.

1.5 “Licensed Know-How Rights” shall mean all trade secret and other know-how rights in all information and data disclosed on or before the Effective Date that (i) is not generally known (including, but not limited to, information and data regarding formulae, procedures, protocols, techniques and results of experimentation and testing), (ii) is developed by Dr. Larry DeLucas in his capacity as a UAB faculty member or by UAB personnel under the scientific direction and scientific supervision of Dr. Larry DeLucas, and (iii) is necessary or useful for Fluidigm to research, develop, make, use, sell or seek regulatory approval to market a composition, or to practice any method or process, at any time (a) comprising the Oculus Agreement Technology or (b) claimed or covered by in any issued patent or pending patent application within the Licensed Patent Rights.

1.6 “Licensed Patent Rights” shall mean (a) those certain patent applications and patents listed on Exhibit B hereto; (b) all patent applications heretofore or hereafter filed or having legal force in any country which claim any Oculus Agreement Technology; (c) all patents that have issued or in the future issue from the patent applications described in clauses (a) and (b) of this Section 1.6, including utility, model and design patents and certificates of invention; and (d) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patent applications and patents.

1.7 “Master Closing Agreement” shall mean a Master Closing Agreement between Fluidigm, UABRF and Oculus of even date hereof.

1.8 “NanoScreen Patent Rights” shall mean (a) those certain patent applications and patents listed on Exhibit B hereto; (b) all patents that have issued or in the future issue from any such patent applications, including utility, model and design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patent applications and patents.

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1.9 “Oculus Agreement Technology” shall mean collectively, the technology, processes, inventions, trade secrets, know-how and other proprietary property described in Exhibit C hereto.

1.10 “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.11 “Third Party” shall mean any Person other than UABRF, Fluidigm and their respective Affiliates.

1.12 “UAB” shall mean the University of Alabama at Birmingham.

1.13 “UABRF/DSI License Agreements” shall mean, collectively, [***].

1.14 “UAB Related Entities” shall mean and include UAB, UABRF, University Hospital, The University of Alabama Health Services Foundation (“UAHSF”), Southern Research Institute and all other entities within the UAB Medical Center, which are under the control of the Board of Trustees of The University of Alabama or are associated with said Board of Trustees through an affiliation agreement.

2. REPRESENTATIONS AND WARRANTIES

2.1 Mutual Representations and Warranties Each party hereby represents and warrants to the other party as follows:

2.1.1 Corporate Existence. Such party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.

2.1.2 Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.1.3 No Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

2.1.4 No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any

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requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

2.2 UABRF Representations and Warranties. UABRF represents and warrants to Fluidigm as follows:

2.2.1 Ownership. UABRF is the sole owner of the Licensed IP Rights (other than those listed under Item No. 3 of Exhibit B ), and as of the Effective Date has no knowledge of any Third Party having any license or other interest in such Licensed IP Rights. UABRF shall use its commercially reasonable efforts to provide Fluidigm with (a) evidence of UABRF’s sole ownership of those Licensed IP Rights listed under Item No. 3 of Exhibit B , and (b) a letter from DSI to Fluidigm stating that DSI has no license or other interest in NanoScreen Patent Rights except to the extent necessary for DSI to perform its research obligations pursuant to the SBIR Grants (as defined below).

2.2.2 No Injunction. No action, suit or proceeding before any court or government body is instituted (or is pending) by any government authority or any other Person to restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction preventing this Agreement or the consummation of the transactions contemplated hereby is in effect.

2.2.3 No Infringement. As of the Effective Date, UABRF and Dr. Larry DeLucas (a) are not aware of any Third Party patent, patent application or other intellectual property rights that would be infringed by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in the Licensed Patent Rights or which constitutes Licensed Know-How Rights; (b) are not aware of any infringement or misappropriation by a Third Party of the Licensed IP Rights; and (c) are not aware of any license or other right granted to DSI or any other Third Party under the NanoScreen Patent Rights. Provided however, UABRF has disclosed to Fluidigm the potential infringement by DSI of the Licensed IP Rights to the extent necessary for DSI to perform its research obligations pursuant to one or more grants (the “SBIR Grants”), existing as of December 19, 2002, between UAB and DSI under the Defense Small Business Innovation Research (SBIR) Program, with the understanding that neither DSI nor any other third party would have the right to commercialize any results of such SBIR grants that would infringe the Licensed IP Rights without first obtaining a license from Fluidigm under the Licensed IP Rights. Not later than ten (10) days following the Effective Date, UABRF shall provide Fluidigm with copies of all documents and instruments relating to such SBIR Grants.

3. LICENSE GRANT

3.1 Licensed IP Rights. UABRF hereby grants to Fluidigm an exclusive, perpetual, irrevocable, royalty-free, worldwide license (including the right to grant sublicenses) under the Licensed IP Rights. The license grant under the Licensed IP Rights (other than the NanoScreen Patent Rights) is subject to the licenses previously and expressly granted by UABRF to DSI pursuant to the UABRF/DSI License Agreements regarding the UABRF/DSI Technology only to the extent necessary for DSI to exercise its license rights under the

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UABRF/DSI Technology granted thereunder. The license grant under the NanoScreen Patent Rights is not subject to any previously granted licenses other than those certain rights which may have been granted to DSI to the extent necessary for DSI to perform its research obligations pursuant to the SBIR Grants. To the extent any of the rights, title and interest in and to the Licensed IP Rights can be neither assigned nor licensed by UABRF to Fluidigm without (a) the consent of, or (b) breach by UABRF of any agreement with, any Third Party, UABRF hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against Fluidigm or any of Fluidigm’s successors in interest to such non-assignable and non-licensable rights during the term of this Agreement.

3.2 Sublicenses. Fluidigm shall not sublicense the Licensed IP Rights prior to the first (1st) anniversary of the Effective Date except in connection with settlement of any action or claim relating to the technology that is the subject of the Licensed IP Rights. Fluidigm shall give UABRF prompt written notice of each sublicense under this Agreement. Each sublicense shall be subject to the terms and conditions of this Agreement.

3.3 Availability of the Licensed IP Rights. UABRF shall provide Fluidigm with all information available to UABRF regarding the Licensed IP Rights.

3.4 Reservation of Rights.

3.4.1 Research Use. UABRF hereby retains the right to, and this Agreement shall not limit UABRF’s ability to, utilize the Licensed IP Rights for internal research, academic and educational purposes at UAB, UAB Related Entities and academic institution collaborators of UAB, for patient care at UAB and UAB Related Entities, and/or for the performance of services for for-profit or not-for-profit institutions.

3.4.2 Obligations to U.S. Government. UABRF agrees that during the term of this Agreement UABRF shall not use the Licensed IP Rights in any manner except for internal research, academic and educational purposes at UAB, UAB Related Entities and academic institution collaborators of UAB, for patient care at UAB and UAB Related Entities, and/or for the performance of services for for-profit or not-for-profit institutions as provided in Section 3.4.1 above and as may be necessary or appropriate to fulfill the obligations of UABRF or UAB under the National Institutes of Health (“NIH”) grant used to fund the research resulting in the development of certain portion of the Licensed IP Rights. In determining the actions required under such grant, UABRF shall consult with Fluidigm and keep Fluidigm informed, but UABRF shall have the ultimate right to determine the necessary and appropriate actions relative thereto. UABRF’s rights to the Licensed IP Rights for use in fulfilling UAB’s obligations under the NIH grant shall only relate to those portions of the Licensed IP Rights funded by such NIH grant.

3.5 Non-Assertion Covenant. To the extent the research activities of DSI conducted in accordance with the SBIR Grants infringe the rights granted to Fluidigm under this Section 3, Fluidigm agrees not to assert such rights against DSI. Fluidigm agrees not to assert against DSI such rights only to the extent expressly stated herein. No license or other right by Fluidigm in favor of DSI shall be created hereunder by implication, estoppel or otherwise.

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4. LICENSE ISSUE FEE

Within thirty (30) days after the Effective Date Fluidigm shall (a) pay UABRF the sum in cash of [***] and (b) issue to UABRF such number of Fluidigm Series C Preferred Stock as provided in Section 2.3 of the Master Closing Agreement.

5. RESEARCH AND DEVELOPMENT OBLIGATIONS

5.1 Research and Development Efforts. Fluidigm shall use commercially reasonable efforts to research, develop and commercialize the Licensed IP Rights as Fluidigm determines commercially feasible. Appendix 1 of the Sponsored Research Agreement sets forth the components of Fluidigm’s Topaz System which Fluidigm plans to release commercially.

5.2 Records. Fluidigm shall maintain records, in sufficient detail and in good scientific manner, which shall reflect all work done and results achieved in the performance of its research and development regarding the Licensed IP Rights (including all data in the form required under all applicable laws and regulations).

5.3 Reports. Within ninety (90) days following the end of each calendar year during the term of this Agreement, Fluidigm shall prepare and deliver to UABRF a written summary report which shall describe the research and development of the Licensed IP Rights during such year.

6. CONFIDENTIALITY

6.1 Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all Confidential Information disclosed by the other party, and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees, consultants, clinical investigators, contractors, (sub)licensees, distributors or permitted assignees, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such person or entity to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

6.2 Terms of this Agreement. Except as otherwise provided in Section 6.1 or 6.3, neither party shall disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms of this transaction, and each party may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent.

6.3 Permitted Disclosures. The confidentiality obligations contained in this Section 6 shall not apply to the extent that the receiving party (the “Recipient”) is required (a) to disclose information by law, order or regulation of a governmental agency or a court of

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competent jurisdiction, or (b) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.

7. PATENTS

7.1 Prosecution and Maintenance. Fluidigm shall be responsible for and shall control, at its sole cost, the preparation, filing, prosecution, defense (including without limitation prosecution, defense and settlement of any interference or opposition) and maintenance of the Licensed Patent Rights. Fluidigm shall give UABRF an opportunity to review and comment on the text of each patent application within the Licensed Patent Rights before filing, and shall provide UABRF with a copy of such patent application as filed, together with notice of its filing date and serial number. UABRF shall cooperate with Fluidigm, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of the Licensed Patent Rights.

Enforcement.

7.2.1 Each party shall notify the other party of any infringement known to such party of any Licensed Patent Rights and shall provide the other party with the available evidence, if any, of such infringement.

7.2.2 Fluidigm, at its sole expense, shall have the right to determine the appropriate course of action to enforce the Licensed Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the Licensed Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the Licensed Patent Rights, and shall consider, in good faith, the interests of UABRF in so doing. UABRF shall cooperate with Fluidigm in the execution of any action to enforce the Licensed Patent Rights. Fluidigm shall retain all monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patent Rights.

8. TERMINATION

8.1 Expiration. Subject to the provisions of Section 8.2 below, this Agreement shall expire on the expiration of the last to expire of the Licensed Patent Rights. Upon expiration of this Agreement under this Section 8.1, Fluidigm shall have a paid-up, exclusive, worldwide license under the Licensed Know-How Rights.

8.2 Termination by Fluidigm. Fluidigm may terminate this Agreement, in its sole discretion, upon thirty (30) days prior written notice to UABRF. Upon termination of this Agreement by Fluidigm under this Section 8.2, Fluidigm shall have a paid-up, non-exclusive, worldwide license under the Licensed Know-How Rights.

Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 6, 7 and 9 shall survive the expiration or termination

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of this Agreement. Except as the parties otherwise agree in writing, termination of this Agreement shall not affect the Master Closing Agreement.

9. INDEMNIFICATION

9.1 Indemnification. Fluidigm shall defend, indemnify and hold the UABRF harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from any claims, demands, actions and other proceedings by any Third Party to the extent resulting from Fluidigm’s use of the Licensed IP Rights under this Agreement.

9.2 Procedure. UABRF promptly shall notify Fluidigm of any claim, demand, action or other proceeding for which UABRF intends to claim indemnification. Fluidigm shall have the right to participate in, and to the extent Fluidigm so desires jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by Fluidigm; provided, however, that UABRF shall have the right to retain its own counsel, with the fees and expenses to be paid by UABRF, if representation of UABRF by the counsel retained by Fluidigm would be inappropriate due to actual or potential differing interests between UABRF and any other party represented by such counsel in such proceedings. The indemnity obligations under this Section 9 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of Fluidigm, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to Fluidigm within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding, if prejudicial to its ability to defend such claim, demand, action or other proceeding, shall relieve such Indemnitor of any liability to UABRF under this Section 9 with respect thereto, but the omission so to deliver notice to Fluidigm shall not relieve it of any liability that it may have to UABRF other than under this Section 9. Fluidigm may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of UABRF without the prior express written consent of UABRF, which consent shall not be unreasonably withheld or delayed. UABRF, its employees and agents, shall reasonably cooperate with Fluidigm and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 9.

9.3 Insurance. Fluidigm shall maintain insurance with respect to the research, development and commercialization of products by Fluidigm pursuant to this Agreement in such amount as Fluidigm customarily maintains with respect to the research, development and commercialization of its similar products. Fluidigm shall maintain such insurance for so long as it continues to research, develop or commercialize any products pursuant to this Agreement, and thereafter for so long as Fluidigm customarily maintains insurance covering the research, development or commercialization of its similar products.

10. MISCELLANEOUS

10.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing and addressed to such other party at its address indicated below, or to such other address as the addressee shall

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have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

If to UABRF:	UAB Research Foundation
1120G Administration Building
704 20th Street
Birmingham, Alabama 35294
Attention: Director

If to Fluidigm:	Fluidigm Corporation
7100 Shoreline Court
South San Francisco, California 94080
Attention: President

with a copy to:	Fluidigm Corporation
7100 Shoreline Court
South San Francisco, California 94080
Attention: General Counsel

10.2 Assignment. Except as otherwise expressly provided under this Agreement neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise), without the prior express written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section 10.2 shall be void.

10.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama, without regard to the conflicts of law principles thereof.

10.4 Entire Agreement. This Agreement and the Master Closing Agreement (together with the Ancillary Agreements, as defined in the Master Closing Agreement) contain the entire understanding of the parties with respect to the subject matter hereof. All express or implied representations, agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement and the Master Closing Agreement. To the extent that any provision of this Agreement conflicts with any provision of the Sponsored Research Agreement between the parties of even date hereof (“Sponsored Research Agreement”), the applicable provision of this Agreement shall control and supersede the applicable provision of the Sponsored Research Agreement.

10.5 Independent Contractors. Each party hereby acknowledges that the parties shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither party shall have the authority to make any

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statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior consent of the other party to do so.

10.6 Waiver. The waiver by a party of any right hereunder, or of any failure to perform or breach by the other party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other party hereunder whether of a similar nature or otherwise.

10.7 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

UAB RESEARCH FOUNDATION

By	/s/ (ILLEGIBLE)

Title	Director

FLUIDIGM CORPORATION

By	/s/ Gajus Worthington

Title	President & CEO

Acknowledged and agreed to
this March 7, 2003.

/s/ Dr. Larry DeLucas Dr. Larry DeLucas

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EXHIBIT A

UABRF/DSI TECHNOLOGY

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EXHIBIT B

PATENT RIGHTS

1.	[***]

2.	[***]

3.	[***]

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4.	[***]

5.	[***]

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EXHIBIT C

OCULUS AGREEMENT TECHNOLOGY

1.	[***]

2.	[***]

3.	Copies of all documentation describing the foregoing, in particular, drawings, operations manuals.

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